EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS RECORD EARNINGS OF $5.4 MILLION
Loan Growth and Increased Dividend Highlight the Quarter

NOVATO, CA, October 20, 2014 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced record earnings of $5.4 million in the third quarter of 2014, compared to $5.2 million in the second quarter of 2014 and $4.0 million in the third quarter of 2013. Diluted earnings per share totaled $0.89 in the third quarter, compared to $0.86 in the prior quarter and $0.72 in the same quarter a year ago. September 30, 2014 year-to-date earnings totaled $15.1 million compared to $11.9 million for the same period a year ago. Diluted earnings per share for the nine-month period totaled $2.51 as compared to $2.16 for the same period in 2013.

"We are pleased to report record earnings again this quarter and are seeing tangible results from our recent acquisition,” said Russell A. Colombo, President and Chief Executive Officer. “Our ongoing commitment to strong credit quality and relationship banking continues to pay off in this competitive environment."

Bancorp also provided the following highlights on its operating and financial performance for the third quarter of 2014:

•
Loans grew to $1.4 billion, an increase of $22.5 million, or 1.7%, over June 30, 2014, and $268.1 million, or 24.5% over September 30, 2013. The increase in loans from a year ago reflects both acquired loans and organic growth. Credit quality improved with non-accrual loans representing 0.73% of total loans at September 30, 2014, down from 0.76% at June 30, 2014 and 1.58% a year ago. Net recoveries for the third quarter totaled $149 thousand, compared to net recoveries of $68 thousand in the prior quarter and net charge-offs of $68 thousand in the same quarter a year ago.

•
Quarterly return on assets (“ROA”) of 1.15% for the quarter ended September 30, 2014, increased from 1.14% in the previous quarter and 1.07% a year ago. Quarterly return on equity (“ROE”) totaled 10.98% for the quarter ended September 30, 2014, compared to 10.96% for the quarter ended June 30, 2014 and 9.91% for the quarter ended September 30, 2013. The increase in ROA and ROE in the current quarter was driven by strong earnings.

•
The total risk-based capital ratio for Bancorp was 13.6% at September 30, 2014, compared to 13.5% at June 30, 2014 and 14.1% at September 30, 2013. The ratio declined compared to a year ago due to the NorCal Community Bancorp ("NorCal") acquisition. The risk-based capital ratio continues to be well above both current regulatory requirements for a well-capitalized institution and new requirements that will take effect in 2015 (Basel Committee on Bank Supervision guidelines for determining regulatory capital). Tangible common equity to tangible assets totaled 10.3% at September 30, 2014, compared to 9.9% at the end of the prior quarter.

•
On October 17, 2014, the Board of Directors declared a quarterly cash dividend of $0.22 per share, a $0.02 increase from the prior quarter. The cash dividend is payable to shareholders of record at the close of business on October 31, 2014 and will be payable on November 7, 2014.

Loans and Credit Quality

Gross loans increased $22.5 million from the prior quarter, which was driven substantially by commercial and industrial lending and related owner-occupied commercial real estate lending in the Marin, Oakland and Napa markets. Loans increased $268.1 million from a year ago which reflects both loans acquired from NorCal and organic growth.

Non-accrual loans decreased to $9.8 million at September 30, 2014 from $17.3 million a year ago and $10.1 million at June 30, 2014. The decrease in non-accrual loans from June 30, 2014 primarily relates to pay-downs associated with two borrowers. Accruing loans past due 30 to 89 days decreased to $299 thousand at September 30, 2014, from $1.5 million at June 30, 2014 and $2.2 million a year ago. Classified loans increased $5.8 million in the third quarter when compared to the prior quarter. The newly classified loans are well secured and present minimal risk of loss.

There was no provision for loan losses in the third quarter of 2014 compared to $600 thousand in the prior quarter and reversal of $480 thousand in the same quarter a year ago. The ratio of loan loss reserve to loans remained unchanged from June 30, 2014 at 1.11%. The decline compared to 1.26% at September 30, 2013 is primarily due to purchase accounting rules which call for acquired loans to be marked down to fair value without separate allowances established.

Deposits

Deposits totaled $1.6 billion at both September 30, 2014 and June 30, 2014, compared to $1.3 billion at September 30, 2013. The $279 million increase in deposits from a year ago reflects the Bank's expansion into the East Bay market as well as organic growth in Marin and Sonoma markets. The $27.2 million decrease compared to June 30, 2014 is primarily due to normal business activity among several large depositors. Non-interest bearing deposits totaled $718 million at September 30, 2014, a decrease of $7.3 million when compared to June 30, 2014. This represents 45.7% of total deposits as of September 30, 2014, up from 41.6% at September 30, 2013.

Earnings

"We are successfully balancing a disciplined growth strategy combined with expense management," said Tani Girton, Chief Financial Officer. "As a result, we are seeing continued strength in our ROA, ROE and efficiency ratio this quarter."

Net interest income totaled $17.5 million in the third quarter of 2014, compared to $17.9 million in the prior quarter and $14.0 million in the same quarter a year ago. The increase from the same quarter a year ago relates to higher balances on loans and investments, as well as accretion on acquired loans. The tax-equivalent net interest margin was 4.03%, 4.23% and 3.99% for those respective periods. The decrease in the third quarter of 2014 compared to the prior quarter is primarily due to the absence of gains on pay-offs of purchased credit impaired ("PCI") loans in the third quarter of 2014.

Summary of Charter Oak and NorCal acquisitions' impact on net interest margin:

	Three months ended
	September 30, 2014		June 30, 2014		September 30, 2013
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$126	3 bps	$187	4 bps	$154	4 bps
Accretion on non-PCI loans	$774	17 bps	$713	17 bps	$214	6 bps
Gains on pay-offs of PCI loans	$—	0 bps	$622	14 bps	$—	0 bps

	Nine months ended

	September 30, 2014		September 30, 2013
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$494	4 bps	$545	5 bps
Accretion on non-PCI loans	$2,817	22 bps	$591	6 bps
Gains on pay-offs of PCI loans	$622	5 bps	$469	5 bps

For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early pay-offs of these loans. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on pay-offs of PCI loans are recorded as interest income when the pay-off amounts exceed the recorded investment.

Non-interest income in the third quarter of 2014 totaled $2.3 million, compared to $2.4 million in the prior quarter and $2.0 million in the same quarter a year ago. The decrease from the prior quarter primarily relates to lower gains on the sale of investment securities. The increase from the same quarter a year ago reflects higher service charges due to higher transaction volume from the acquisition, higher dividend income from the Federal Home Loan Bank of San Francisco and higher recent debit card interchange fees.

Non-interest expense totaled $11.4 million in the third quarter of 2014, compared to $11.5 million in the prior quarter and $10.1 million in the same quarter a year ago. The increase in non-interest expense from the same quarter a year ago reflects the higher cost base associated with a larger-sized bank, expansion into the East Bay, and increased lending staff in the North Bay.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its third quarter earnings call on Monday, October 20, 2014 at 8:30 a.m. PT/ 11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at http://www.bankofmarin.com under “Latest Press and News.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $1.8 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 21 offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, visit www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, our ability to integrate the business of NorCal, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, expected future cash flows on acquired loans, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp's operations, pricing, products and services. These and other important factors, including the impact of the NorCal acquisition, are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
September 30, 2014

(dollars in thousands, except per share data; unaudited)

QUARTER-TO-DATE	September 30, 2014	June 30, 2014	September 30, 2013
NET INCOME	$5,378	$5,168	$4,004
DILUTED EARNINGS PER COMMON SHARE	$0.89	$0.86	$0.72
RETURN ON AVERAGE ASSETS (ROA)	1.15%	1.14%	1.07%
RETURN ON AVERAGE EQUITY (ROE)	10.98%	10.96%	9.91%
EFFICIENCY RATIO	57.23%	56.60%	63.19%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.03%	4.23%	3.99%
NET CHARGE-OFFS/(RECOVERIES)	$(149)	$(68)	$68
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	(0.01)%	(0.01)%	0.01%

YEAR-TO-DATE
NET INCOME	$15,079	$9,701	$11,925
DILUTED EARNINGS PER COMMON SHARE	$2.51	$1.62	$2.16
RETURN ON AVERAGE ASSETS (ROA)	1.10%	1.08%	1.10%
RETURN ON AVERAGE EQUITY (ROE)	10.65%	10.47%	10.09%
EFFICIENCY RATIO	59.24%	60.22%	61.49%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.17%	4.24%	4.25%
NET CHARGE-OFFS/(RECOVERIES)	$(74)	$75	$242
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	(0.01)%	0.01%	0.02%

AT PERIOD END
TOTAL ASSETS	$1,802,657	$1,823,901	$1,483,603

LOANS:
COMMERCIAL AND INDUSTRIAL	$201,516	$194,402	$168,840
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$234,493	$233,267	$206,173
COMMERCIAL INVESTOR-OWNED	$674,428	$669,225	$547,337
CONSTRUCTION	$45,948	$40,197	$24,993
HOME EQUITY	$109,655	$106,201	$86,204
OTHER RESIDENTIAL	$75,992	$80,399	$43,572
INSTALLMENT AND OTHER CONSUMER LOANS	$18,953	$14,820	$15,732
TOTAL LOANS	$1,360,985	$1,338,511	$1,092,851

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$193	$335	$1,229
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$1,403	$1,403	$1,403
COMMERCIAL INVESTOR-OWNED	$2,505	$2,618	$5,832
CONSTRUCTION	$5,173	$5,197	$7,045
HOME EQUITY	$436	$444	$359
OTHER RESIDENTIAL	$—	$—	$1,117
INSTALLMENT AND OTHER CONSUMER LOANS	$128	$152	$311
TOTAL NON-ACCRUAL LOANS	$9,838	$10,149	$17,296

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$38,999	$33,246	$30,913
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$299	$1,471	$2,213
LOAN LOSS RESERVE TO LOANS	1.11%	1.11%	1.26%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	1.53	x	1.47	x	0.80	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.73%	0.76%	1.58%
TEXAS RATIO[3]	5.14%	5.43%	9.85%

TOTAL DEPOSITS	$1,571,624	$1,598,823	$1,292,476
LOAN-TO-DEPOSIT RATIO	86.6%	83.7%	84.6%
STOCKHOLDERS' EQUITY	$195,674	$190,906	$161,711
BOOK VALUE PER SHARE	$33.00	$32.29	$29.61
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	10.3%	9.9%	10.9%
TOTAL RISK-BASED CAPITAL RATIO-BANK[5]	13.3%	13.0%	13.9%
TOTAL RISK-BASED CAPITAL RATIO-BANCORP[5]	13.6%	13.5%	14.1%
FULL-TIME EQUIVALENT EMPLOYEES	257	263	234

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $16.9 million, $14.3 million and $12.6 million at September 30, 2014, June 30, 2014 and September 30, 2013, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $3.8 million, $3.8 million and $2.2 million that were accreting interest at September 30, 2014, June 30, 2014 and September 30, 2013, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $5.2 million, $5.2 million and $3.6 million at September 30, 2014, June 30, 2014 and September 30, 2013.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
[4] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $10.4 million and $10.6 million at September 30, 2014 and June 30, 2014, respectively. Tangible assets excludes goodwill and intangible assets.

[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at September 30, 2014, June 30, 2014 and September 30, 2013

(in thousands, except share data; unaudited)	September 30, 2014	June 30, 2014	September 30, 2013
Assets
Cash and due from banks	$46,424	$81,380	$99,358
Investment securities
Held-to-maturity, at amortized cost	118,843	123,085	130,085
Available-for-sale (at fair value; amortized cost $210,676, $214,627, and $118,353 at September 30, 2014, June 30, 2014, and September 30, 2013, respectively)	211,582	215,873	119,340
Total investment securities	330,425	338,958	249,425
Loans, net of allowance for loan losses of $15,049, $14,900 and $13,808 at September 30, 2014, June 30, 2014 and September 30, 2013, respectively	1,345,936	1,323,611	1,079,043
Bank premises and equipment, net	9,277	9,296	8,947
Goodwill	6,436	6,436	—
Core deposit intangible	3,925	4,117	—
Interest receivable and other assets	60,234	60,103	46,830
Total assets	$1,802,657	$1,823,901	$1,483,603

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$717,720	$724,975	$537,104
Interest bearing
Transaction accounts	89,891	95,052	76,221
Savings accounts	127,774	121,890	102,898
Money market accounts	485,626	500,720	437,247
Time accounts	150,613	156,186	139,006
Total deposits	1,571,624	1,598,823	1,292,476
Federal Home Loan Bank borrowings	15,000	15,000	15,000
Subordinated debentures	5,131	5,077	—
Interest payable and other liabilities	15,228	14,095	14,416
Total liabilities	1,606,983	1,632,995	1,321,892

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 5,930,100, 5,912,774 and 5,462,061 at September 30, 2014, June 30, 2014 and September 30, 2013, respectively	81,993	81,219	60,982
Retained earnings	113,115	108,922	100,157
Accumulated other comprehensive income, net	566	765	572
Total stockholders' equity	195,674	190,906	161,711
Total liabilities and stockholders' equity	$1,802,657	$1,823,901	$1,483,603

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Interest income
Interest and fees on loans	$16,195	$16,363	$13,049	$48,877	$40,050
Interest on investment securities
Securities of U.S. Government agencies	1,126	1,193	553	3,551	1,763
Obligations of state and political subdivisions	496	607	524	1,737	1,599
Corporate debt securities and other	254	256	311	778	974
Interest due from banks and other	37	37	34	125	45
Total interest income	18,108	18,456	14,471	55,068	44,431
Interest expense
Interest on interest-bearing transaction accounts	25	26	12	74	35
Interest on savings accounts	12	11	9	34	25
Interest on money market accounts	126	131	101	415	295
Interest on time accounts	229	231	227	695	690
Interest on FHLB and overnight borrowings	79	78	80	235	243
Interest on subordinated debentures	106	105	—	316	—
Total interest expense	577	582	429	1,769	1,288
Net interest income	17,531	17,874	14,042	53,299	43,143
Provision for loan losses	—	600	(480)	750	390
Net interest income after provision for loan losses	17,531	17,274	14,522	52,549	42,753
Non-interest income
Service charges on deposit accounts	552	528	509	1,636	1,545
Wealth Management and Trust Services	567	613	532	1,744	1,618
Debit card interchange fees	375	360	288	1,035	820
Merchant interchange fees	224	207	196	629	623
Earnings on Bank-owned life Insurance	208	211	179	632	766
Gain (loss) on sale of securities	4	97	(35)	93	(35)
Other income	371	352	284	1,116	666
Total non-interest income	2,301	2,368	1,953	6,885	6,003
Non-interest expense
Salaries and related benefits	6,108	6,232	5,389	19,270	16,117
Occupancy and equipment	1,381	1,329	1,040	4,044	3,165
Depreciation and amortization	383	403	343	1,202	1,032
Federal Deposit Insurance Corporation insurance	261	269	244	780	681
Data processing	748	748	612	2,856	1,857
Professional services	537	412	775	1,577	2,116
Other expense	1,932	2,064	1,704	5,921	5,253
Total non-interest expense	11,350	11,457	10,107	35,650	30,221
Income before provision for income taxes	8,482	8,185	6,368	23,784	18,535
Provision for income taxes	3,104	3,017	2,364	8,705	6,610
Net income	$5,378	$5,168	$4,004	$15,079	$11,925
Net income per common share:
Basic	$0.91	$0.88	$0.74	$2.56	$2.20
Diluted	$0.89	$0.86	$0.72	$2.51	$2.16
Weighted average shares used to compute net income per common share:
Basic	5,903	5,888	5,433	5,887	5,414
Diluted	6,014	5,993	5,538	5,996	5,511
Dividends declared per common share	$0.20	$0.19	$0.18	$0.58	$0.54
Comprehensive income:
Net income	$5,378	$5,168	$4,004	$15,079	$11,925
Other comprehensive income (loss)
Change in net unrealized (loss) gain on available-for-sale securities	(344)	976	(621)	2,047	(2,591)
Reclassification adjustment for loss on sale of available-for-sale securities included in net income	4	—	35	19	35
Net change in unrealized (loss) gain on available-for-sale securities, before tax	(340)	976	(586)	2,066	(2,556)
Deferred tax (benefit) expense	(141)	450	(246)	828	(1,073)
Other comprehensive (loss) income, net of tax	(199)	526	(340)	1,238	(1,483)
Comprehensive income	$5,179	$5,694	$3,664	$16,317	$10,442

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	September 30, 2014			June 30, 2014			September 30, 2013
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$58,088	$37	0.25%	$54,313	$37	0.27%	$61,409	$34	0.22%
Investment securities [2,3]	332,920	1,997	2.40%	350,938	2,208	2.52%	254,515	1,539	2.42%
Loans [1,3,4]	1,349,740	16,489	4.78%	1,303,363	16,597	5.04%	1,093,846	13,248	4.74%
Total interest-earning assets [1]	1,740,748	18,523	4.16%	1,708,614	18,842	4.36%	1,409,770	14,821	4.11%
Cash and non-interest-bearing due from banks	46,258			41,739			32,482
Bank premises and equipment, net	9,337			9,228			9,092
Interest receivable and other assets, net	56,855			56,954			34,796
Total assets	$1,853,198			$1,816,535			$1,486,140
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$92,907	$25	0.11%	$94,358	$26	0.11%	$78,109	$12	0.06%
Savings accounts	127,457	12	0.04%	120,071	11	0.04%	100,730	9	0.03%
Money market accounts	501,843	126	0.10%	504,597	131	0.10%	431,332	101	0.09%
Time accounts	152,995	229	0.59%	157,239	231	0.59%	140,606	227	0.64%
FHLB borrowing [1]	15,000	79	2.07%	15,000	78	2.07%	15,000	80	2.07%
Subordinated debentures [1]	5,096	106	8.14%	5,043	105	8.24%	—	—	—%
Total interest-bearing liabilities	895,298	577	0.26%	896,308	582	0.26%	765,777	429	0.22%
Demand accounts	749,361			716,774			547,634
Interest payable and other liabilities	14,167			14,281			12,409
Stockholders' equity	194,372			189,172			160,320
Total liabilities & stockholders' equity	$1,853,198			$1,816,535			$1,486,140
Tax-equivalent net interest income/margin [1]		$17,946	4.03%		$18,260	4.23%		$14,392	3.99%
Reported net interest income/margin [1]		$17,531	3.94%		$17,874	4.14%		$14,042	3.90%
Tax-equivalent net interest rate spread			3.91%			4.10%			3.89%

	Nine months ended			Nine months ended
	September 30, 2014			September 30, 2013
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$65,949	$125	0.25%	$24,072	$45	0.25%
Investment securities [2,3]	348,445	6,498	2.49%	268,463	4,775	2.37%
Loans [1,3,4]	1,307,611	49,606	5.00%	1,075,825	40,595	4.98%
Total interest-earning assets [1]	1,722,005	56,229	4.31%	1,368,360	45,415	4.38%
Cash and non-interest-bearing due from banks	43,280			29,370
Bank premises and equipment, net	9,218			9,277
Interest receivable and other assets, net	56,550			37,211
Total assets	$1,831,053			$1,444,218
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$104,662	$74	0.09%	$96,736	$35	0.05%
Savings accounts	122,958	34	0.04%	97,474	25	0.03%
Money market accounts	508,544	415	0.11%	424,767	295	0.09%
Time accounts	156,892	695	0.59%	145,180	690	0.64%
Overnight borrowings [1]	—	—	—%	5,420	7	0.17%
FHLB borrowings [1]	15,000	235	2.07%	15,000	236	2.07%
Subordinated debentures [1]	5,043	316	8.42%	—	—	—%
Total interest-bearing liabilities	913,099	1,769	0.26%	784,577	1,288	0.22%
Demand accounts	713,882			488,227
Interest payable and other liabilities	14,725			13,455
Stockholders' equity	189,347			157,959
Total liabilities & stockholders' equity	$1,831,053			$1,444,218
Tax-equivalent net interest income/margin [1]		$54,460	4.17%		$44,127	4.25%
Reported net interest income/margin [1]		$53,299	4.08%		$43,143	4.16%
Tax-equivalent net interest rate spread			4.05%			4.16%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.